================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 6 to
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                            The Interlake Corporation
                            --------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    458702107
                                 --------------
                                 (CUSIP Number)


                             Abbe L. Dienstag, Esq.
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                     --------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                October 2, 1998
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

                               Page 1 of 13 pages

                                  SCHEDULE 13D
CUSIP No. 458702107                                           Page 2 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN & CO., L.P.                                     13-3321472
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             1,000,000 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        1,000,000 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     1,000,000 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.3% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 458702107                                           Page 3 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN FOCUS FUND L.P.                                 13-3746015
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             70,000 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        70,000 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     70,000 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.3% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458702107                                           Page 4 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             250,000 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        250,000 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     250,000 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 458702107                                           Page 5 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN PARTNERS, L.P.                                  13-3544838
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             AF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             1,070,000 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        1,070,000 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     1,070,000 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.6% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458702107                                           Page 6 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DICKSTEIN PARTNERS INC.                                   13-3321472
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             AF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             1,320,000 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        1,320,000 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     1,320,000 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.7% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 458702107                                           Page 7 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MARK AND ELYSSA DICKSTEIN FOUNDATION                       22-6743850
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             OO
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        Not Applicable
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             20,000 (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        20,000 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     20,000 (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 458702107                                           Page 8 of 13 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MARK DICKSTEIN                                             13-3321472
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [_]

                                                     (b)   SEE ITEM 5
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

             PF, AF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
  NUMBER OF
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             1,340,000  (See Item 5)
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        0
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        1,340,000  (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
     1,340,000   (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.8% (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

                               Amendment No. 6 to
                                  Schedule 13D


         This amends the Schedule 13D dated July 25, 1997 (the "Schedule 13D"), as amended by Amendment No. 1 dated September 3, 1997, as amended by Amendment No. 2 dated October 1, 1997, as amended by Amendment No. 3 dated December 16, 1997, as amended by Amendment No. 4 dated February 5, 1998, as amended by Amendment No. 5 dated August 28, 1998 filed by Dickstein & Co., L.P. ("Dickstein & Co."), Dickstein Focus Fund L.P. ("Dickstein Focus"), Dickstein International Limited ("Dickstein International"), Dickstein Partners, L.P. ("Dickstein
Partners"), Dickstein Partners Inc. ("Dickstein Inc."), Mark and Elyssa Dickstein Foundation (the "Dickstein Trust") and Mark Dickstein with respect to the Common Stock, $1.00 par value (the "Common Stock"), of The Interlake Corporation, a Delaware corporation, (the "Company"). Notwithstanding this Amendment No. 6, the Schedule 13D speaks as of its date. Capitalized terms used without definition have the meanings ascribed to them in the Schedule 13D.

         I. Item 3 of the Schedule 13D "Source and Amount of Funds or other Consideration." is amended and restated as follows:

         "The shares of Common Stock reported to be owned by Dickstein & Co., Dickstein Focus, Dickstein International and the Dickstein Trust were acquired in the open market. Giving effect to certain sales of the Common Stock, the total cost of the reported shares by Dickstein & Co., Dickstein Focus, Dickstein International and the Dickstein Trust was $5,531,578, $644,256, $1,606,663 and $94,000, respectively. Such costs were funded out of working capital (and, in the case of the Dickstein Trust, trust capital) which may, (other than the Dickstein Trust) at any given time, include margin loans made by brokerage firms in the ordinary course of business."

         II. Items 5(a) and 5(c) of the Schedule 13D "Interest in Securities of the Issuer." are amended and restated as follows:

"(a) The Reporting Persons beneficially own an aggregate of 1,340,000 shares of Common Stock, representing approximately 5.7% of the Common Stock outstanding. Dickstein & Co. owns 1,000,000 of such shares, representing approximately 4.3% of the Common Stock outstanding, Dickstein Focus owns 70,000 of such shares, representing approximately 0.3% of the Common Stock outstanding, Dickstein International owns 250,000 of such shares, representing approximately 1.1% of the Common Stock outstanding, and the Dickstein Trust owns 20,000 of such shares, representing approximately 0.1% of the Common Stock outstanding./1/

         Mark Kaufman, a Vice President of Dickstein Inc., owns 17,000 shares of Common Stock and Arthur Wrubel, also a Vice President of Dickstein Inc. owns 4,000 shares of Common Stock.

         (c) Except for the transactions set forth on Schedule II annexed hereto and transactions reported on past amendments to this Schedule 13D, none of the persons identified in Item 2 has effected any transactions in the Common Stock during the past 60 days. All such transactions were effected in the open market."


--------
/1/ Percentages are based upon 23,175,142 shares of Common Stock reported outstanding as of July 15, 1998 in the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1998.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  October 5, 1998

                                    DICKSTEIN & CO., L.P.

                                    By:      Alan Cooper, as Vice President
                                             of Dickstein Partners Inc.,
                                             the general partner of
                                             Dickstein Partners, L.P., the
                                             general partner of Dickstein &
                                             Co., L.P.

                                    /s/ Alan Cooper
                                    ----------------------------------------
                                    Name:  Alan Cooper

                                    DICKSTEIN FOCUS FUND L.P.

                                    By:      Alan Cooper, as Vice President
                                             of Dickstein Partners Inc.,
                                             the general partner of
                                             Partners, L.P., the general
                                             partner of Dickstein Focus
                                             Fund L.P.

                                    /s/ Alan Cooper
                                    ----------------------------------------
                                    Name:  Alan Cooper

                                    DICKSTEIN INTERNATIONAL LIMITED

                                    By:      Alan Cooper, as Vice President
                                             of Dickstein Partners Inc.,
                                             the agent of Dickstein
                                             International Limited

                                    /s/ Alan Cooper
                                    ----------------------------------------
                                    Name:  Alan Cooper

                                    DICKSTEIN PARTNERS, L.P.

                                    By:      Alan Cooper, as Vice President
                                             of Dickstein Partners Inc.,
                                             the general partner of
                                             Dickstein Partners, L.P.

                                    /s/ Alan Cooper
                                    ----------------------------------------
                                    Name:  Alan Cooper

                                     DICKSTEIN PARTNERS INC.

                                     By: Alan Cooper, as Vice President

                                     /s/ Alan Cooper
                                    ----------------------------------------
                                     Name:  Alan Cooper

                                     MARK AND ELYSSA DICKSTEIN FOUNDATION

                                     By: Mark Dickstein, as Trustee

                                     /s/ Mark Dickstein
                                    ----------------------------------------
                                     Name:  Mark Dickstein

                                     /s/ Mark Dickstein
                                    ----------------------------------------
                                     Mark Dickstein

                                   SCHEDULE II

                             TRANSACTIONS IN COMMON
                                    STOCK OF
                            THE INTERLAKE CORPORATION

Shares Sold by Dickstein & Co., L.P.

                                Number of
                                  Shares                   Price Per
         Date                      Sold                       Share                  Commission                Total Proceeds

         10/2/98                 250,000                    2.5625                    15,036                   625,589

Shares Sold by Dickstein International Limited


                                 Number of
                                  Shares                   Price Per
         Date                      Sold                       Share                  Commission                Total Proceeds

         10/2/98                 125,000                    2.5625                    7,526                     312,787

Shares Sold by Dickstein Focus Fund L.P.


                                 Number of
                                  Shares                   Price Per
         Date                      Sold                      Share                  Commission                Total Proceeds

         10/2/98                 30,000                     2.5625                    1,818                     75,057

Shares Purchased by Mark Dickstein

                                 Number of
                                  Shares                   Price Per
         Date                    Purchased                   Share                  Commission                Total Cost

         9/16/98                 20,000                     2.7813                    1,015                     56,640


Shares Sold by Mark Dickstein

                                 Number of
                                  Shares                   Price Per
         Date                      Sold                      Share                  Commission                Total Proceeds

         10/2/98                 100,000                     2.5625                    6034                     250,216

